April 4, 2019

William Fowler
9018 Balboa Blvd.
Ste. 545
Northridge, CA 91325

By email: stretchfowler99@gmail.com

Mr. Fowler,

2050 Motors, Inc. ("2050 Public" or the "Company") hereby provides you herein with the Notice of Termination/Removal as an Officer/Director/Advisor/Representative of the Company's wholly-owned subsidiary 2050 Motors, Inc. (aka "2050 Private"), a Nevada corporation. Such termination and removal are effective immediately.

Accordingly, you are no longer authorized to contract, communicate or act as an agent on behalf of 2050 Private on any matter whatsoever. This pertains to working with or negotiating with any 10-99 contractors, consultants, partners, vendors, customers, or affiliates previously utilized by or affiliated in any way with 2050 Motors or TFPC. Any and all such arrangements will be made directly 2050 Public. Please notify any persons or entities of this transition.

As pertaining 2050 Public, I have repeatedly requested copies of all documents related to operations, financings, contracts, ownership, management contracts, employee and 10-99 agreements, any commitments and contingencies, and all information needed to complete the transition of 2050 Public to new management. You have made it difficult if not impossible to complete the Company's financial statements and SEC filings by not providing us with these documents.

Additionally, I have no information on the state of 2050 Private beyond its revoked corporate status by the SOS of NV and a delinquent bank account at US Bank. Please send an itemized list of all assets and liabilities of 2050 Private so that we may review them for retention, liquidation, disposal, or settlement in the best interests of 2050 Public's stakeholders.

Your cooperation and response to the above requests for information are critical to a proper transition of 2050 Public to new management and bringing the Company current with regard to its financial reporting and SEC filing requirements.

Should you fail to provide the requested documents by COB April 8, 2019, we will assume you do not intend to cooperate in this matter, and we will take all necessary actions to compel your providing the documents.

Thank you.

Vikram Grover
CEO
2050 Motors, Inc.
vik@2050motors.com